Alliance Capital Management L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105




                                  January 24, 1994




Alliance Global Dollar Government Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 10,000 shares of Class A Common Stock, 10 shares of Class B Common Stock and 10 shares of Class C Common Stock of Alliance Global Dollar Government Fund, Inc. (the "Corporation") for an aggregate cash consideration of One Hundred Thousand Two Hundred Dollars ($100,200), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By: /s/ John D. Carifa
                           ______________________________













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